Exhibit 21

Nucor Corporation

2025 Form 10-K

Subsidiaries

Subsidiary	State or Other Jurisdiction of Incorporation or Organization

Nucor Steel Auburn, Inc.	Delaware
Nucor Steel Birmingham, Inc.	Delaware
Nucor Steel Decatur, LLC	Delaware
Nucor Steel Gallatin LLC	Kentucky
Nucor Steel Jackson, Inc.	Delaware
Nucor Steel Kankakee, Inc.	Delaware
Nucor Steel Kingman, LLC	Delaware
Nucor Steel Marion, Inc.	Delaware
Nucor Steel Memphis, Inc.	Delaware
Nucor Steel Seattle, Inc.	Delaware
Nucor Steel Tuscaloosa, Inc.	Delaware
Nucor Wire Products Connecticut, Inc. (formerly Nucor Steel Connecticut, Inc.)	Delaware
Nucor-Yamato Steel Company (Limited Partnership)	Delaware
Nu-Iron Unlimited	Trinidad
Nucor Rebar Fabrication Inc.	Delaware
Harris U.S. Holdings Inc.	Delaware
Nucor Steel ULC	Canada
MAGNATRAX Corporation	Delaware
The David J. Joseph Company	Delaware
Nucor Rebar Fabrication Services Central Corp.	Indiana
Nucor Energy Holdings Inc.	Delaware
Skyline Steel, LLC	Delaware
Nucor Steel Louisiana LLC	Delaware
Nucor Tubular Products, Inc.	Illinois
Republic Conduit, Inc.	Delaware
St. Louis Cold Drawn LLC	Delaware
Nucor Steel Sedalia LLC	Delaware
Nucor Steel Florida Inc.	Delaware
American Building Company Illinois LLC	Delaware
Nucor Buildings Group West LLC	Delaware
Nucor Cold Finish Wisconsin, Inc.	Delaware
Nucor Wire Products Missouri, Inc. (formerly Nucor-LMP Inc)	Delaware
Republic Conduit Manufacturing LLC	Delaware
Universal Industrial Gases, LLC	Delaware
Vulcraft of New York, Inc.	Delaware
Nucor Coatings Corporation	Delaware
Nucor Insulated Panel Group, LLC	Delaware
Nucor Warehouse Systems Inc.	California
California Steel Industries, Inc.	Delaware
C.H.I. Overhead Doors, LLC	Illinois
Nucor Steel West Virginia LLC	Delaware
Nucor Towers & Structures Inc.	Delaware
Nucor-JFE Steel Mexico S. de R.L. de C.V.	Mexico
Rytec Corporation	Illinois
Innovative Metal Industries, Inc.	California
Verco Decking, Inc.	Delaware